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EXHIBIT NO. 16 - LETTER FROM KPMG LLP

December 4, 2002

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for MAI Systems Corporation (the "Registrant") and, under the date of March 31, 2002, we reported on the consolidated financial statements of MAI Systems Corporation as of and for the years ended December 31, 2001 and 2000. On November 14, 2002, our appointment as principal accountants was terminated. We have read MAI Systems Corporation's statements included under Item 4 of its Form 8-K dated November 21, 2002, and we agree with such statements except as described below:

During the Registrant's two most recent fiscal years and the subsequent interim periods to the date of our dismissal, there were no disagreements between the Registrant and KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements(s) if not resolved to our satisfaction would have caused us to make reference in connection with our reports to the subject matter of the disagreements except for the following matters:

      a. We advised management of the Registrant, based on the evidence provided to us through the date of our dismissal, that we did not concur with the Registrant's capitalization of software development costs during the three months ended June 30, 2002.

      b. The Registrant filed its Form 10-Q for the three months ended June 30, 2002 ("Form 10-Q") on August 14, 2002 and did not disclose that we had not completed our review of the Registrant's financial statements for the three months ended June 30, 2002 pursuant to Statement on Auditing Standards ("SAS") No. 71, Interim Financial Information. We informed management that if they did not amend the Form 10-Q promptly to disclose this fact, we would consider their inaction to be an illegal act. When the Registrant amended the Form 10-Q on August 23, 2002, the Registrant stated:

                  ".... Due to the late engagement of KPMG to commence the
                  review process and KPMG's unanticipated backlog of work, the Company filed its Form 10-Q in advance of KPMG's completion of the SAS 71 review. KPMG anticipates completion of its review shortly..."

            We believe that the Registrant should have disclosed that the completion of our SAS No. 71 review was pending the receipt of satisfactory corroborative evidence supporting the capitalization of software development costs recorded by the Registrant during the three months ended June 30, 2002.

Very truly yours,

/s/ KPMG LLP